EXHIBIT 99.1


                             GRANT PARK FUTURES FUND


[LOGO]


             WEEKLY COMMENTARY FOR THE WEEK ENDED SEPTEMBER 17, 2004

The Fund experienced another slightly positive session over the past week. Gains were made from positions in the energies, stock indices and financials. Positions in the foreign currency sector lost ground. Class B units in the Grant Park Fund gained an estimated 0.30% for the week leaving them an estimated 1.84% lower for the month of September and down an estimated 19.73% year-to-date.

Positions in the energy sector gained ground as prices for crude and crude products traded higher on supply worries caused by Hurricane Ivan and increased violence in Iraq. November crude oil added $2.75 for the week to close at $45.59 per barrel as investors became concerned that Ivan would do damage to oil rigs and refineries along the Gulf of Mexico. Analysts said that the possible slowdown in imports and production comes at a time when companies are typically adding to their winter inventories. Concerns over Middle Eastern supplies also pushed prices higher as terrorists stepped up attacks in Iraq. Long positions in the unleaded gasoline profited from a 10.61 cent rise to $1.2703 per gallon. Heating oil closed at $1.2706 per gallon, 9.9 cents higher for the week. These gains were somewhat tempered by losses from short positions in the natural gas market. The October contract ended the session 53.8 cents higher compared to last week's close.

Long positions in the stock indices were profitable as share prices overseas recorded higher prices over the last week. The Australian All Ordinaries index was among the biggest earners as a rally in bank stocks helped to spark an increase in equity prices there. The Hang Seng in Hong Kong added 1.70% for the week. The London FTSE-100 was 1.01% higher by the end of the week. Longs in the Tokyo Nikkei lost some ground as that index closed the week slightly lower. Short positions in the U.S. markets recorded small losses after the NASDAQ-100 settled 11 points higher for the session.

Prices for fixed income instruments were higher, benefiting long positions there. Longs in the U.S. Thirty-year bond, Ten-year note and Five-year note registered gains as prices moved higher on the news that inflation had returned to somewhat benign levels. Consumer prices rose just 0.1% in August, due mainly to lower costs for clothing and automobiles. Weaker-than-expected retail sales data also helped to edge prices higher. Overseas positions gained ground as well. Longs in the Australian 90-day bills, Japanese government bonds and British short sterling posted gains as those markets traded higher on the week.

Lastly, positions in the foreign currency sector sustained losses after a mixed week for the U.S. dollar. Traders described the dollar's movement as erratic as the markets anticipated this week's meeting of the Federal Reserve Open Market Committee. Short positions in the Mexican peso were hit particularly hard as that currency gained ground relative to the dollar. Long positions in the Canadian dollar also experienced losses as that currency finished the week lower against the greenback. Losses were also incurred from short positions in the U.S. dollar index as that contract traded 0.49 points higher for the session.

















              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY



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Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
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Chicago, IL 60661                             e-mail: funds@dearborncapital.com